Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD COMPLETES THE PURCHASE OF DIAMED

HERCULES, CA – October 2, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced today that it has completed the purchase of approximately 77.7% of the outstanding shares of DiaMed Holding AG for approximately 477 million Swiss francs. Bio-Rad entered into a definitive agreement to acquire these shares in May of this year. The transaction was subject to certain closing conditions, including regulatory approvals. DiaMed holds approximately 9.6% of its out-standing shares as treasury shares. Bio-Rad will conduct a tender offer to acquire the remaining 12.7% outstanding shares within the next 12 months.

DiaMed develops, manufactures and markets a complete line of reagents and instruments used in blood typing and screening. Founded in 1977 and based in Switzerland, DiaMed has annual sales of approximately U.S. $200 million to hospitals, clinical laboratories, and blood banks in more than 100 countries. Today, DiaMed has nearly 800 employees at various locations around the world.

“We are very pleased to have DiaMed join Bio-Rad,” said Norman Schwartz, Bio-Rad President and CEO. “DiaMed has an exceptional reputation for quality and customer care, and we believe the company and its portfolio of products will fit in well with Bio-Rad’s current diagnostics business.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of nearly $1.3 billion in 2006. For more information, visit www.bio-rad.com.

(more)

Bio-Rad Completes the Purchase of DiaMed

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company’s risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com